Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Forms S-3 (No. 333-49271 and No. 333-78127) and Forms S-8 (No. 333-39794, No. 333-29643, No. 333-90534, No. 333-91216, No. 333-115375 and No. 333-125721) of Philadelphia Consolidated Holding Corp. of our report dated March 10, 2006 relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appear in this Form 10-K.
PricewaterhouseCoopers LLP
Philadelphia, PA
March 10, 2006